Exhibit 3.376

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF "WILKES-BARRE BEHAVIORAL HOSPITAL COMPANY, LLC" AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE THIRTIETH DAY OF OCTOBER, A.D. 2008, AT 11:45 O'CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, "WILKES-BARRE BEHAVIORAL HOSPITAL COMPANY, LLC”.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
4617621 8100H	AUTHENTICATION: 9120905
111143041	DATE: 10 – 27 – 11
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Wilkes-Barre Behavioral Hospital Company, LLC.

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington (New Castle County).

The name of its Registered agent at such address is Corporation Service Company.

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of Wilkes-Barre Behavioral Hospital Company, LLC this 29 day of October, 2008.

BY:	/s/ Robin J. Keck,
Authorized Person(s)

NAME:	Robin J. Keck, Organizer
Type or Print

State of Delaware
Secretary of State
Division or Corporations
Delivered 01:34 PM 10/30/2008
FILED 11:45 AM 10/30/2008
SRV 081078886 – 4617621 FILE